Exhibit 99.1

Company Contact	Investor Relations Contact
Paul W. Hawran	Lippert/Heilshorn & Associates
Chief Financial Officer	Jody Cain (jcain@lhai.com)
(858) 202-9000	Kevin Mc Cabe (kmccabe@lhai.com)
(310) 691-7100

JULY 30, 2008

SEQUENOM REPORTS 2008 SECOND QUARTER FINANCIAL RESULTS

Conference call begins today at 4:30 p.m. Eastern time

SAN DIEGO, July 30, 2008 – Sequenom, Inc. (NASDAQ: SQNM), a leading provider of molecular diagnostic applications and genetic analysis products and services, today reported financial results for the three months and six months ended June 30, 2008.

Sequenom reported revenues for the second quarter of 2008 of $12.8 million, an increase of 25%, compared with revenues of $10.2 million for the second quarter of 2007. The increase was primarily attributable to an increase in MassARRAY® system and consumables product sales. The net loss for the second quarter of 2008 was $9.7 million, or $0.21 per share, compared with $4.8 million, or $0.13 per share, for the second quarter of 2007.

Cost of product and service revenue for the second quarter of 2008 was $5.5 million, compared with $4.2 million for the second quarter of 2007, with the increase primarily associated with higher sales volumes. Overall gross margin was 57% for the second quarter of 2008, compared to 59% for the second quarter of 2007. Overall gross margin was primarily affected by lower gross profit margins in the Contract Research Services group.

Research and development expenses were $6.4 million for the second quarter of 2008, compared with $4.3 million for the same period in the prior year. Research and development expenses for the 2008 second quarter reflected additional expenses associated with noninvasive prenatal diagnostic technology and product development, MassARRAY system product improvements and new applications, and increased headcount-related expenses, including higher stock-based compensation expense. Selling, general and administrative expenses of $10.6 million for the second quarter of 2008 increased from $7.0 million for the second quarter of the prior year as a result of an expansion in the sales force in Japan and India, increased marketing and advertising expenses, and other headcount-related expenses including

Sequenom Reports 2008 Second Quarter Financial Results

higher stock-based compensation expense. Total costs and expenses for the second quarter of 2008 were $22.5 million, compared with $15.4 million for the comparable quarter in 2007.

Year-to-Date Financial Results

Revenues for the first six months of 2008 totaled $23.4 million, an increase of 17%, compared with $20.0 million for the first six months of 2007. Cost of product and services revenues for the first six months of 2008 was $10.1 million, compared with $8.6 million reported for the first six months of 2007. Total costs and expenses for the first six months of 2008 were $41.2 million, versus $29.3 million for the comparable period in 2007. Sequenom reported a net loss for the six months ended June 30, 2008 of $18.3 million, or $0.40 per share, versus a net loss for the comparable period in 2007 of $8.6 million, or $0.24 per share.

As of June 30, 2008, Sequenom had total cash, cash equivalents and short- and long-term marketable securities of $36.2 million, which does not include net proceeds of $92 million from the underwritten public offering of common stock completed in early July 2008.

“We have taken major steps toward the introduction of our noninvasive prenatal test for Down syndrome, based on our SEQureDxTM technology,” commented Harry Stylli, Ph.D., President and Chief Executive Officer of Sequenom. “On June 3 at the International Society of Prenatal Diagnostics conference in Vancouver, we announced study results involving 200 normal and high-risk samples. The results showed that we correctly identified all Down samples, with no false-positives. This compares to current screening tests that have detection rates of 70% to 90% with approximately 5% false-positives. We are currently focused on analyzing first trimester samples to validate the applicability of our Down syndrome test for first trimester screening.

“In early July we introduced the iSEQ™ product, a MassARRAY comparative sequence analysis application for automated, high-throughput identification and typing of microbes and viruses, as well as human disease-related molecular markers. This opens new markets for us in infectious disease identification and tracking,” he added.

2008 Second Quarter and Recent Highlights

•

Down Syndrome Screening Study Results: In early June, we announced positive results from screening studies using our noninvasive circulating cell-free fetal (ccff) nucleic acid SEQureDx technology, which enables the detection of fetal aneuploidy, including Down syndrome from maternal blood. We reported that in blinded studies performed at Sequenom involving approximately 200 clinical samples collected both prospectively and retrospectively, our proprietary test for Down syndrome correctly identified all Down syndrome samples, without any false-positive outcomes. Currently available serum-testing options having detection rates between 70% to 90%, and false-positive rates as high as 5%.

Sequenom Reports 2008 Second Quarter Financial Results

•

$92.0 Million Public Offering: In early July we completed an underwritten public offering of 6,325,000 shares of company stock, including the exercise in full of the underwriters’ option, resulting in net proceeds to the Company of approximately $92.0 million. Lehman Brothers Inc. and UBS Investment Bank were joint book-running managers for the offering. The co-managers were Leerink Swann, Lazard Capital Markets LLC, Oppenheimer & Co., Inc. and Rodman & Renshaw, LLC.

•

iSEQ Application Launch: In early July we introduced the iSEQ product, a MassARRAY comparative sequence analysis application for automated, high-throughput identification and typing of microbes and viruses, as well as human disease-related molecular markers.

•

Distribution Agreement: In April we announced our agreement with Invitrogen Corporation under which Invitrogen became the exclusive distributor for Sequenom’s MassARRAY system and consumable products in Central and South America.

•	Customer News: We announced the following MassARRAY system purchases by highly-respected institutions:

•

W.M. Keck Foundation Biotechnology Resource Laboratory at Yale University. Yale plans to use the system as a platform for genotyping, copy number variation (CNV), methylation and quantitative gene expression (QGE) applications.

•

DNA Diagnostic Lab of the McKusick-Nathans Institute of Genetic Medicine and the Translational Technology Core of the Institute for Translational Clinical Research at Johns Hopkins University School of Medicine. Johns Hopkins plans to use the system as a platform for genotyping, clinical genotyping, DNA methylation and QGE analyses.

•

Oregon Health & Science University (OHSU) Cancer Institute. The OHSU Cancer Center plans to use the system for the discovery, development and testing of biomarker panels for rapid classification and characterization of cancer.

•

Investment Community Presentations: In June Sequenom held an analyst-and-investor briefing, “Sequenom: The Future of Noninvasive Prenatal Diagnostics,” which included presentations from Company management and distinguished speakers including:

•

Allan T. Bombard, M.D., Chief Medical Officer, Sharp Mary Birch Hospital; Adjunct Professor, Obstetrics and Gynecology/SUNY Downstate Medical Center; Clinical Professor, Albert Einstein College of Medicine

•	Jacob Canick, Ph.D., Professor of Pathology and Laboratory Medicine, Brown University Medical School

•	Dennis Lo, Ph.D., consultant to Sequenom

Additionally, management presented at the Rodman & Renshaw 5th Annual Global Healthcare Conference in May and at the 7th Annual Needham & Company Biotechnology & Medical Technology Conference in June.

Updated 2008 Financial Guidance

Sequenom is updating its full year 2008 financial guidance as follows:

•	Revenue guidance remains unchanged and is expected to be $50 to $53 million, representing about 30% growth over 2007 revenues;

•

Net loss is expected to be $34 to $36 million as compared to the previously announced guidance of $30 to $33 million; the expected increased loss is primarily reflective of increased stock-based compensation expenses due to the recent increase in our stock price in conjunction with new employee stock option awards, as well as projected legal expenses; and

Sequenom Reports 2008 Second Quarter Financial Results

•	Cash burn is expected to be approximately $30 million as compared to the previously announced guidance of $26 to $28 million.

Conference Call

Sequenom’s management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss financial results, provide a business update and answer questions. Individuals interested in participating in the conference call may do so by dialing (866) 844-2998 for domestic callers or (706) 679-9912 for international callers. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.sequenom.com.

A webcast replay will be available on the Sequenom Web site for 14 days. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 55870198.

About Sequenom

Sequenom is committed to providing the best genetic analysis products that translate the results of genomic science into solutions for noninvasive prenatal diagnostics, biomedical research, translational research and molecular medicine applications, and for research conducted in the agro (agricultural and livestock) industry. The Company’s proprietary MassARRAY system is a high-performance (in speed, accuracy and cost efficiency) nucleic acid analysis platform that quantitatively and precisely measures genetic target material and variations. The Company has exclusively licensed intellectual property rights for the development and commercialization of non-invasive prenatal genetic tests for use with the MassARRAY system and other platforms.

Sequenom®, MassARRAY®, iSEQ™ and SEQureDx™ are trademarks of Sequenom, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s plan to introduce a noninvasive prenatal test for Down syndrome, new markets for infectious disease identification and tracking, customers’ plans for recently purchased MassARRAY systems, and all of the statements under Updated 2008 Financial Guidance, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the Company’s operating performance, demand for and market acceptance of the Company’s products, services, and technologies, new technology and product development and commercialization particularly for new technologies such as molecular diagnostics, and particularly noninvasive prenatal diagnostics, reliance upon the collaborative efforts of other parties, research and development progress, competition, government regulation, obtaining or maintaining regulatory approvals, and other risks detailed from time to time in the Company’s SEC (U.S. Securities and Exchange Commission) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other documents subsequently filed with or furnished to the SEC. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the

Sequenom Reports 2008 Second Quarter Financial Results

Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

[Financial tables to follow]

SEQUENOM, Inc.

Condensed Consolidated Financial Statements

(in thousands, except per share data)

Consolidated Summary of Operations

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Product revenues:
Consumables	$4,940	$3,763	$9,600	$7,962
System related	6,640	5,449	11,152	10,358
Services	1,190	941	2,548	1,714
Research and other	75	—	120	11

Total revenues	12,845	10,153	23,420	20,045

Costs and expenses:
Costs of product and service revenues	5,462	4,155	10,133	8,581
Research and development expenses	6,413	4,256	11,298	7,131
Selling and marketing expenses	6,326	3,896	12,139	7,356
General and administrative expenses	4,252	3,054	7,622	6,274

Total costs and expenses	22,453	15,361	41,192	29,342

Operating loss	(9,608)	(5,208)	(17,772)	(9,297)

Interest income and other, net	162	404	542	725
Loss on marketable securities	(240)	—	(1,069)	—

Loss before incomes taxes	(9,686)	(4,804)	(18,299)	(8,572)

Deferred tax expense	(57)	(3)	(70)	(3)

Net loss	$(9,743)	$(4,807)	$(18,369)	$(8,575)

Weighted average shares outstanding, basic and diluted	47,147	38,008	46,239	35,740

Net loss per share, basic and diluted:	$(0.21)	$(0.13)	$(0.40)	$(0.24)

Sequenom Reports 2008 Second Quarter Financial Results

SEQUENOM, Inc.

Condensed Consolidated Financial Statements

(in thousands, except per share data)

Consolidated Balance Sheet Information

	June 30, 2008	December 31, 2007
Assets:	(unaudited)	(audited)
Cash, cash equivalents, restricted cash and marketable securities	$29,480	$52,150
Accounts receivable, net	10,105	10,957
Inventories, net	6,592	4,191
Other current assets	2,037	1,094

Total current assets	48,214	68,392
Property, equipment and leasehold improvements, net	6,743	5,959
Marketable securities	6,736	929
Other assets	741	766

Total assets	$62,434	$76,046

Liabilities and Stockholders’ Equity:
Accounts payable	$6,928	$8,408
Accrued expenses	6,161	5,760
Deferred revenue	1,534	873
Other current liabilities	1,319	661

Total current liabilities	15,942	15,702
Long-term liabilities	6,138	6,079
Stockholders’ equity	40,354	54,265

Total liabilities and stockholders’ equity	$62,434	$76,046

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